RANDGOLD RESOURCES WRAPS UP LOULO FUNDING

     London, 6 September 2004 (LSE:RRS) (Nasdaq:GOLD) - London and Nasdaq listed gold miner Randgold Resources announced today that it had concluded a US$60 million project finance agreement for the new mine it is developing at Loulo in
Mali.

The loan, which is repayable between June 2006 and September 2009, was arranged by NM Rothschild & Sons Limited ("Rothschild") and SG Corporate & Investment
Banking ("SG CIB"), who have been joined in the facility by Absa Bank ("ABSA")
and HVB Group. Randgold Resources has long-standing relationships with these institutions: Rothschild, SG CIB and HVB Group were also its financiers for the development of the Morila mine, while ABSA is its African banker.

The hedging required for the project finance is already in place, with 300 000 ounces of Loulo's production sold forward at an average price of US$430 per ounce and a further 50 000 ounces sold on a spot deferred basis. Currently
Randgold Resources is financing the Loulo project from its own resources.
Drawdown of the facility is forecast to occur during the 4th quarter of this year.

Randgold Resources chief executive Dr Mark Bristow says, "The project finance has been secured on excellent commercial terms. The funding of Loulo demonstrates that Randgold Resources is prepared to leverage its balance sheet to create shareholder value, as it did at Morila." The Morila project loan was repaid in full in June this year.

In the meantime, development of Loulo is on track and proceeding at a fast pace.
With some 700 construction workers on site, much of the infrastructural work has already been done, the major contracts have all been awarded and mining is due to begin in a few weeks time to build up stocks for the mine's first gold pour, scheduled for July 2005.

RANDGOLD RESOURCES ENQUIRIES:
Chief Executive - Dr Mark Bristow +44 779 775 2288
Financial Director - Roger Williams +44 779 771 9660
Investor & Media Relations - Kathy du Plessis +27 11 728 4701,
  Cell: +27 (0) 83 266 5847,
randgoldresources@dpapr.com
Website: www.randgoldresources.com
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DISCLAIMER: Statements made in this document with respect to Randgold Resources'
current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future performance of Randgold Resources. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Randgold
Resources cautions you that a number of important risks and uncertainties could cause actual results to differ materially from those discussed in the forward-looking statements, and therefore you should not place undue reliance on them. The potential risks and uncertainties include, among others, risks associated with: fluctuations in the market price of gold, gold production at
Morila, the development of Loulo and estimates of reserves and mine life. For a discussion on such risk factors, refer to the annual report on Form 20-F for the year ended 31 December 2003, which was filed with the Securities Exchange
Commission on 30 June 2004. Randgold Resources assumes no obligation to update information in this release. Cautionary Note to US Investors: The United States
Securities Exchange Commission (the `SEC') permits companies, in their filings with the SEC, to disclose only proven and probable ore reserves. We use certain terms in this release, such as "resources", that the SEC does not recognise and strictly prohibits us from including in our filings with the SEC. Investors are cautioned not to assume that all or any part of our resources will ever be converted into reserves which qualify as `proven and probable reserves' for the purposes of the SEC's industry guide number 7.

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Issued by du Plessis Associates on behalf of Randgold Resources.
dPA contact Kathy du Plessis Tel : +27 11 728 4701,
Fax: +27 11 728 2547, Mobile: +27 (0) 83 266 5847 or
e-mail: randgoldresources@dpapr.com <mailto:randgoldresources≶
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